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                                                                    Exhibit 11.1

              ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. and SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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                                                       For Years Ended February 28 or 29,
                                                        1998             1997           1996
BASIC EARNINGS (LOSS) PER SHARE

    Income (loss) from continuing operations          1,260,001      ($1,365,702)    $1,207,745

    Income (loss) from discontinued operations       (1,020,083)        (355,991)           666

    Net income (loss)                                   239,918       (1,365,702)    $1,207,745

    Weighted average number of
     common shares outstanding                        2,912,387        2,908,492      2,797,201

    Dilutive effect of employee stock options            17,158                -         89,769

    Weighted average common shares outstanding,
     assuming dilution                                2,929,545        2,908,492      2,886,970

BASIC EARNINGS (LOSS) PER COMMON SHARE
  Continuing Operations                             $       .43       $     (.35)    $      .43
  Discontinued Operations                                  (.35)            (.12)             -
  Net Income                                        $       .08       $     (.47)    $      .43

DILUTED EARNINGS (LOSS) PER COMMON SHARE
  Continuing Operations                             $       .43       $     (.35)    $      .42
  Discontinued Operations                                  (.35)            (.12)             -
  Net Income                                        $       .08       $     (.47)    $      .42

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